Exhibit 99.1

Vicor Announces V-I Chip License to Sony

    ANDOVER, Mass.--(BUSINESS WIRE)--June 30, 2004--Vicor Corporation (NASDAQ: VICR, "Vicor") today announced that it has entered into a non-exclusive license with Sony Corporation ("Sony") relating to Vicor's Factorized Power Architecture, V-I Chip power converters and the enabling technologies and semiconductor components used in V-I Chips.
    The license grants Sony rights to design and manufacture power converters, using V-I Chip technology and Factorized Power, for use within its products and for sale to its customers in certain agreed-upon applications. Royalties are based upon the value of licensed converters used or sold.
    The license also grants Sony rights to manufacture certain semiconductor components that are used in V-I Chips. Vicor will have rights to purchase those semiconductor components from Sony. Picor Corporation, a subsidiary of Vicor, and Great Wall Semiconductor, an independent company of which Vicor is a minority owner, developed the referenced semiconductor components and are parties to the license.
    The license has a term of ten years and is renewable thereafter. V-I Chips achieve a maximum power density greater than 1,000
Watts-per-cubic-inch processing up to 300 Watts with 97% efficiency in SMD or BGA packages that occupy less than 0.25 cubic-inch of space. One class of V-I Chips, called VTMs, provide isolation, voltage division and current multiplication. VTMs respond to instantaneous step changes in load current, by as much as 100 Amperes per VTM, in a fraction of a millionth of a second, supporting stable voltages at the point of load. Another class of V-I Chips, called PRMs, act as efficient front-end pre-regulators. In combination, V-I Chips and FPA are setting new standards for density, conversion efficiency and speed.
    Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Vicor Corporation is headquartered in Andover, Massachusetts, USA. Vicor's website: http://www.vicorpower.com/

    This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "should," "plans," "expects," "anticipates," "believes," "is designed to," "continue," "estimate," "project," "intend" and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop new products cost-effectively and our ability to decrease manufacturing costs, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

    CONTACT: Vicor Corporation
             Mark A. Glazer, 978-470-2900